Exhibit 10.1
March 31, 2008
The Co-Investment Fund II, L.P.
Five Radnor Corporate Center, Suite 555
Radnor, PA 19087
Re: Health Benefits Direct Board Representative and Related Matters
Dear Sirs:
     This Letter Agreement is being executed and delivered in connection with the Initial Closing under the Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between the Company and The Co-Investment Fund II, L.P. (“Co-Investment”) and to induce Co-Investment to purchase the Units thereunder. Capitalized terms used in this Letter Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.
     The Company hereby agrees, intending to be legally bound, that during the Term, it will take all actions, do all things, and execute and deliver all documents and instruments within in its power as may be necessary to accomplish the following results:
     1. Two directors designated by Co-Investment (the “Co-Investment Directors”) shall be nominated by the Company for election to the Company’s Board of Directors (the “Board”) at each meeting of shareholders or solicitation of consents for the election of directors and, in the event of an increase in the number of members of the Company’s Board, such greater number of directors designated by Co-Investment shall be so nominated for election to the Board as is necessary to have no less than the same percentage of the members of the Board so nominated as is currently represented by two directors;
     2. In the event of a vacancy in the Board seat previously held by a Co-Investment Director, a successor director designated by Co-Investment shall be appointed to fill such vacancy;
     3. Each director designated by Co-Investment to be a Co-Investment Director under Paragraphs 1 and 2 must meet the qualifications to serve as a member of the Board as reasonably determined in good faith by either the Board or the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”). The Nominating Committee has determined that Frederick Tecce and Donald Caldwell are so qualified.
     4. Without limiting the general nature of the foregoing:
          (a) Donald Caldwell shall be appointed as a member of the Board to fill the vacancy created by the resignation of C. James Jensen, and to serve as a director until the expiration of the term ending at the Company’s 2008 annual meeting of stockholders and until

The Co-Investment Fund II, L.P.
March 31, 2008
his successor has been duly elected and qualified or his earlier death, resignation or removal, such appointment to be effective on the later of April 1, 2008 or the business day immediately following the date on which the Company is required to file with the Securities and Exchange Commission its Form 10-KSB for the fiscal year ended December 31, 2007;
          (b) There shall be two Co-Chairman of the Board with the same power and authority and with the requirement that any action taken by either of them must be approved by both of them;
          (c) On the effective date of his appointment to the Board pursuant to Paragraph 4(a), Donald Caldwell shall be appointed as a Co-Chairman of the Board. On that date, he will also be appointed to serve as a member and the Chairman of the Audit Committee, to serve as such until such time as the Company has obtained a replacement for him as the Chairman and member of the Audit Committee acceptable to Co-Investment who satisfies the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934: and
          (d) Donald Caldwell and Fred Tecce shall be nominated by the Company, and recommended by the Company, for election to the Company’s Board, at the 2008 annual meeting of the Company’s stockholders.
     5. The Company shall include the Co-Investment Directors in the Board’s slate of nominees for election as directors of the Company and use its best efforts to cause the election of the Co-Investment Directors at each annual meeting of shareholders (and in any consent for the election of directors solicited by the Company) including, without limitation, recommending that the Company’s shareholders vote in favor of the election of the Co-Investment Directors at such annual meeting (or in such consent) and voting the shares of Company Common Stock represented by all proxies granted by shareholders in connection with the solicitation of proxies by the Board in connection with such meeting in favor of the Co-Investment Directors, except for such proxies that specifically indicate a vote to withhold authority with respect to the Co-Investment Directors. Neither the Board nor the Company shall take any position, make any statements or take any action inconsistent with such recommendations; and
     6. Non-employee directors shall only be compensated under the terms of the Directors Compensation Plan currently in effect and shall not receive any additional fees for their services to the Company.
     The Company further agrees, intending to be legally bound, that it would be impossible to measure in money the damages which will accrue to Co-Investment or to its successors or assigns by reason of the failure of the Company to perform its obligations under this Letter Agreement and the parties agree that the terms of this Letter Agreement shall be specifically enforceable. If Co-Investment or any of its successors or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such instituting party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the

The Co-Investment Fund II, L.P.
March 31, 2008
claim or defense that such remedy at law exists. Nothing contained in this paragraph shall limit the remedies herein, legal or equitable, otherwise available and all such remedies herein are in addition to any remedies available at law or otherwise.
     The provisions of this Letter Agreement shall remain in effect for so long as Co-Investment or its affiliates continue to hold shares of the Company’s Common Stock in an amount equal to fifty percent (50%) or more of the number of shares of the Company’s Common Stock purchased under the Purchase Agreement.
     The Company hereby represents and warrants to the Co-Investment that (a) the Board has approved the actions to be taken by the Company under this Letter Agreement and (b) this Letter Agreement is a valid and binding obligation of the Company.
     If the foregoing correctly sets forth our agreement, please so confirm by executing the enclosed copy of this Letter Agreement in the space provided below and returning it to me.
[Signature Page Follows]

The Co-Investment Fund II, L.P.
March 31, 2008

Very truly yours,

HEALTH BENEFITS DIRECT CORPORATION

By:	/s/ ANTHONY R. VERDI

Anthony R. Verdi Chief Financial Officer

Confirmed and Agreed to:

THE CO-INVESTMENT FUND II, L.P.

By:	/s/ RICHARD M. FOX

Richard M. Fox
Vice President
[Signature Page to Board Representative Letter]